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                                                                    Exhibit 10.1

        Summary of Compensation Arrangements for Named Executive Officers
                     and Directors of Birds Eye Foods, Inc.

Description of Compensation Arrangements for Named Executive Officers

The two major components of compensation paid to the Named Executive Officers (as that term is defined in Item 402(a)(3) of Regulation S-K of the Securities Exchange Act of 1934) of Birds Eye Foods, Inc. are (i) base salary and (ii) annual cash bonus. Named Executive Officer's are also entitled to: (i) participate in the Company's pension plans, health insurance program, long-term and short-term disability insurance programs, and life insurance programs, (ii) paid time off (vacation/sick leave) and (iii) certain perquisites, which include such items as car allowances, other travel related expenses, assistance with relocation, and services for financial planning.

Generally, annual cash bonus compensation for the Named Executive Officers, other than Mr. Harrison, is pursuant to the Company's Management Incentive Program for fiscal 2006 which was filed as Exhibit 99.1 to the Company's Form 8-K Equivalent filed on December 9, 2005. Under this program, the performance targets for Birds Eye Foods are established annually by the Birds Eye Foods Compensation Committee of the Birds Eye Foods Board of Directors. The Performance Targets are Birds Eye Foods Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) pre-incentives and other criteria determined at the Board of Directors' discretion.

The compensation arrangements for the Company's Named Executive Officers in fiscal 2005 are described in the Company's Form 10-K Equivalent for the fiscal year ended June 25, 2005. Except with respect to the compensation arrangements of Neil Harrison, the Company's Chairman of the Board of Directors, Chief Executive Officer and President, effective September 8, 2005, there have been no changes to date in the base salaries to be paid to the Named Executive Officers of the Company in fiscal 2006.

Each of the Named Executive Officers, other than Neil Harrison, is an "at-will" employee of the Company and serves at the pleasure of the Board of Directors. Pursuant to Mr. Harrison's employment agreement dated September 2, 2005 (filed as Exhibit 10.31 to the Company's Form 10-K Equivalent for the fiscal year ended June 25, 2005), in fiscal 2006 Mr. Harrison will be paid a base salary of $600,000. Mr. Harrison will receive a guaranteed bonus for the Company's fiscal year ending June 24, 2006 of $350,000, pro-rated for his employment during the Company's 2006 fiscal year. The Agreement further states that Mr. Harrison's targeted annual bonus will be no less than $350,000, and that he is eligible for a bonus of at least $400,000 upon the achievement of "Superior Bonus Criteria" as defined by the Board of Directors. In addition, and as more fully described in Mr. Harrison's employment agreement, Mr. Harrison is eligible to participate in the Company's benefit plans and will be provided with a term life insurance policy of up to $1,500,000, provided, however that the total cost of such insurance is no more than $12,000 per year. Mr. Harrison will also be provided with assistance for his relocation to Rochester, New York.

Description of Compensation Arrangements for Directors

The directors serving on Birds Eye Foods' Board of Directors who are employees of Vestar Capital Partners and the Management Director are not entitled to an annual retainer. All other directors are paid an annual retainer of $14,000 each, $3,500 for each board meeting attended in person, and $1,000 for each subcommittee meeting attended. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board.